Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS FOURTH QUARTER
AND FULL YEAR EARNINGS
Record fourth quarter and full year revenues
MIAMI (December 20, 2019) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced financial results for the full year and fourth quarter ended November 30, 2019 and provided an outlook for the full year and first quarter 2020.
Key Highlights
Full Year 2019

•	U.S. GAAP net income of $3.0 billion, or $4.32 diluted EPS, for the full year 2019, compared to U.S. GAAP net income for the full year 2018 of $3.2 billion, or $4.44 diluted EPS.

•	Record full year 2019 adjusted net income of $3.0 billion, or $4.40 adjusted EPS, compared to adjusted net income of $3.0 billion, or $4.26 adjusted EPS, for the full year 2018.

•	Adjusted net income excludes net charges of $52 million for the full year 2019 and net gains of $123 million for the full year 2018.

•	Record total revenues for the full year 2019 were $20.8 billion, higher than $18.9 billion for the full year 2018.

◦	Gross cruise revenues of $20.4 billion, higher than $18.6 billion for the prior year.

◦	In constant currency, net cruise revenues of $16.0 billion, higher than $15.4 billion for the prior year, an increase of 4.0 percent.
Fourth Quarter 2019

•	U.S. GAAP net income of $423 million, or $0.61 diluted EPS, for the fourth quarter of 2019, compared to U.S. GAAP net income for the fourth quarter of 2018 of $494 million, or $0.71 diluted EPS.

•	Fourth quarter 2019 adjusted net income of $427 million, or $0.62 adjusted EPS, compared to adjusted net income of $492 million, or $0.70 adjusted EPS, for the fourth quarter of 2018.

•	Adjusted net income excludes net charges of $5 million for the fourth quarter of 2019 and net gains of $2 million for the fourth quarter of 2018.

•	Record total revenues for the fourth quarter of 2019 were $4.8 billion, higher than $4.5 billion for the fourth quarter of 2018.

◦	Gross cruise revenues of $4.7 billion for the fourth quarter of 2019, higher than $4.4 billion for the fourth quarter of 2018.

◦	In constant currency, net cruise revenues of $3.7 billion compared to $3.7 billion for the fourth quarter of 2018, an increase of 0.5 percent.

Fourth Quarter 2019 Results
Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted, “Exceeding our fourth quarter guidance enabled us to have strong full year earnings per share and another year of record adjusted earnings. We overcame a high number of unusual events compounded by a significant downturn in leisure travel demand for our large source markets in Continental Europe. In that environment, to achieve record revenues and adjusted earnings is an accomplishment for any consumer company, a credit to our 150,000 team members and demonstrates the robustness of our business model.”
Key financial information for the fourth quarter of 2019 compared to the fourth quarter of 2018:

•
Gross revenue yields (revenue per available lower berth day or “ALBD”) increased 4.0 percent. In constant currency, net revenue yields decreased 1.8 percent, better than September guidance of down 2.0 to 3.0 percent.

•
Gross cruise costs including fuel per ALBD increased 6.9 percent. In constant currency, net cruise costs excluding fuel per ALBD increased 2.6 percent, better than September guidance of up 4.0 to 5.0 percent, due to cost improvements realized during the quarter and timing of expenses between quarters.

•	Changes in fuel prices and currency exchange rates increased earnings by $0.11 per share.

Highlights during the fourth quarter:

–	Princess Cruises' Sky Princess and Carnival Cruise Line's Carnival Panorama were both delivered in October 2019.

–	P&O Cruises (Australia) entered into an agreement to sell Pacific Dawn and Pacific Aria, which will both leave the fleet in 2021.

–	The company was honored with the Skift Design Award for Best Cruise Experience for its OceanCompass™, within the Princess MedallionClass Experience.

–	Seabourn received 14 top travel awards and distinctions from highly regarded magazines including: TIME, Cruise International, American Airlines Celebrated Living and Travel Weekly (U.S.).

–	The company began construction of the cruise industry's first cruise terminal in Japan, located at the port of Sasebo.

–	The company’s CSMART Academy was recognized for excellence in maritime safety training by SAFETY4SEA for a second consecutive year.

–	The company’s efforts in corporate governance and in social and environmental responsibility were recognized by Newsweek Magazine and included in their list of America’s Most Responsible Companies.
Other highlights include the delivery of Costa Smeralda, the second of the 11 ordered LNG ships. In addition, the company continues to lead the industry in the development of environmentally friendly fuel solutions and carbon emissions reduction. AIDA announced it will be the world’s first cruise company to test the use of fuel cells, which will be powered by hydrogen derived from methanol and enable the power supply onboard. This is in addition to its recently announced innovation, the first lithium-ion battery storage system ever to be deployed on a cruise ship, AIDAperla.
The company has also formalized a collaborative partnership with The Bahamas to fund and support flood damage repairs and basic restoration efforts at Rand Memorial Hospital, the primary hospital in Freeport, Grand Bahama Island. This partnership builds on the company’s previously announced financial aid, supply donations and other relief efforts aiding the recovery from Hurricane Dorian. The company also remains fully committed to its new developments on Grand Bahama Island and Half Moon Cay.

Full Year 2020 Outlook
The company is entering fiscal year 2020 with a record booked occupancy position. At this time, cumulative advanced bookings for the full year 2020 are slightly ahead of the prior year at prices that are slightly lower compared to 2019 on a comparable basis, which does not include the net revenue yields brand mix headwind of approximately 0.5 percent for the full year 2020.
Booking volumes at the beginning of the fourth quarter were impacted by Hurricane Dorian. During the last eight weeks, booking volumes have been running higher with prices that are in line for the full year 2020 compared to 2019 on a comparable basis.
Based on current booking trends, the company expects full year 2020 constant currency net cruise revenues to be up approximately 5.0 percent, with capacity growth of 6.6 percent, and net revenue yields in constant currency expected to be down approximately 1.5 percent compared to the prior year. Net revenue yields for the full year 2020 include a brand mix headwind of approximately 0.5 percent and an additional headwind of approximately 0.5 percent, primarily due to ship delivery delays, including today’s Mardi Gras announcement. The company expects full year net cruise costs excluding fuel per ALBD in constant currency to be in line compared to the prior year, which also includes an impact of over 0.5 percent caused by ship delivery delays and an accounting difference.
As previously indicated, in 2020 the company will increase its usage of Marine Gasoil (“MGO”) as a percent of total fuel consumption as a result of the International Maritime Organization (“IMO”) sulfur emission regulations. MGO is currently anticipated to represent 40 percent to 45 percent of fuel consumption for full year 2020 compared to 21 percent for full year 2019. The company’s usage of Heavy Fuel Oil (“HFO”) is expected to be 55 percent to 50 percent of fuel consumption for full year 2020 and all other fuel types is expected to be approximately 5.0 percent.
The impact of changes in fuel mix, fuel prices and currency exchange rates are expected to increase earnings by $0.17 to $0.24 per share compared to the prior year. Full year 2020 earnings are expected to include $0.12 to $0.17 per share incremental impact from prior year events and previously announced voyage disruptions, including ship delivery delays. Based on the above factors, the company expects full year 2020 adjusted earnings per share to be in the range of $4.30 to $4.60 compared to 2019 adjusted earnings per share of $4.40.
Donald added, “Despite the negative impacts from the tail effect of the high number of unusual events in 2019, as well as a continuation of the negative headwinds facing our Continental European source markets, our brands continue to perform and we are at record booked occupancy levels for 2020 on peak capacity growth. Given the evolution of conditions in Continental Europe, and recognizing the timing of significant capacity increases we have in our European portfolio, we are taking a number of actions to adapt over time. Globally, we are also taking actions to further stimulate demand and increase our cost efficiencies in 2020 and beyond. With annual cash from operations of $5.5 billion, our balance sheet is strong as are our brands and we believe we are well positioned to return to double-digit earnings growth and elevated ROIC over time."

First Quarter 2020 Outlook
First quarter constant currency net cruise revenues are expected to be up approximately 4.0 percent, with capacity growth of 6.0 percent, and net revenue yields in constant currency expected to be down 1.0 to 2.0 percent compared to the prior year. Net cruise costs excluding fuel per ALBD in constant currency for the first quarter of 2020 are expected to be down 2.0 to 3.0 percent compared to the prior year, the majority of which is driven by lower dry-dock days during the quarter.
MGO is currently anticipated to represent 40 percent to 45 percent of fuel consumption for the first quarter 2020 compared to approximately 14 percent for the first quarter 2019. The company’s usage of HFO is expected to be 55 percent to 50 percent of fuel consumption for first quarter 2020 and all other fuel types is expected to be approximately 5.0 percent.
The impact of changes in fuel mix, fuel prices and currency exchange rates are expected to increase earnings by approximately $0.01 per share compared to the prior year. Based on the above factors, the company expects first quarter 2020 adjusted earnings per share to be in the range of $0.47 to $0.51 compared to 2019 adjusted earnings per share of $0.49.
Sustainability Outlook
The company’s reputation and success depends on having sustainable and transparent operations. After more than a year of testing food waste digester technology, the company committed to a multi-year plan to install food waste digesters across its fleet. The company recently announced it became the first cruise company to join the Getting to Zero Coalition, an alliance of organizations across the maritime, energy, infrastructure and finance sectors committed to accelerating the de-carbonization of the maritime shipping industry. The coalition’s goal aligns with the IMO’s strategy to reduce greenhouse gas emissions from shipping by at least 50 percent by 2050 as compared to 2008.
Donald added, “We remain committed to being a leader in the development of environmentally friendly fuel solutions as demonstrated by the introduction of the first cruise ships with the ability to be solely powered by LNG. Our significant investments in pilot programs for both fuel cell technology and electrical energy storage capabilities using battery systems, help us innovate as we move toward zero emissions. These efforts were further reinforced by our commitment to the Getting to Zero Coalition.”

Selected Key Forecast Metrics

	Full Year 2020		First Quarter 2020
Year over year change:	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net revenue yields	Approx (1.5)%	Approx (1.5)%	(3.0)% to (2.0)%	(2.0)% to (1.0)%
Net cruise costs excl. fuel / ALBD	Approx (0.5)%	Approx Flat	(4.0)% to (3.0)%	(3.0)% to (2.0)%

	Full Year 2020	First Quarter 2020
Fuel cost per metric ton consumed (a)	$417	$435
Fuel consumption (metric tons in thousands)	3,405	842
Currencies (USD to 1) (a)
AUD	$0.68	$0.68
CAD	$0.75	$0.75
EUR	$1.11	$1.11
GBP	$1.31	$1.31
RMB	$0.14	$0.14
(a) As of December 6, 2019.

Fuel Price Risks

Based on a 10% change in HFO and MGO type fuel prices versus the current spot prices that were used to calculate fuel expense in the company’s guidance, the company estimates that its adjusted diluted earnings per share would change by the following:

HFO impact:

•	$0.08 per share on an annualized basis for 2020

•	$0.02 per share for the first quarter of 2020

MGO impact:

•	$0.12 per share on an annualized basis for 2020

•	$0.03 per share for the first quarter of 2020

Operational Foreign Currency Exchange Rate Risks

Based on a 10% change in all currency exchange rates that were used in the company’s guidance, the company estimates that its adjusted diluted earnings per share guidance would change by the following:

•	$0.21 per share on an annualized basis for 2020

•	$0.02 per share for the first quarter of 2020

Summary of Fourth Quarter and Full Year Results

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2019	2018	2019	2018
Net income (in millions)	$423	$494	$2,990	$3,152
Adjusted net income (in millions) (a)	$427	$492	$3,041	$3,029
Earnings per share-diluted	$0.61	$0.71	$4.32	$4.44
Adjusted earnings per share-diluted (a)	$0.62	$0.70	$4.40	$4.26
(a) See the net income to adjusted net income and EPS to adjusted EPS reconciliations in the Non-GAAP Financial Measures included herein.

Conference Call
The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. GMT) today to discuss its 2019 fourth quarter and full year results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the world’s largest leisure travel company and among the most profitable and financially strong in the cruise and vacation industries, with a portfolio of nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features Carnival Cruise Line, Princess Cruises, Holland America Line, Seabourn, P&O Cruises (Australia), Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.
Together, the corporation’s cruise lines operate 105 ships with 254,000 lower berths visiting over 700 ports around the world, with 16 new ships scheduled to be delivered through 2025. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.
With a long history of innovation and providing guests with extraordinary vacation experiences, Carnival Corporation has received thousands of industry awards - including recognition by the Consumer Technology Association™ as a CES® 2019 Innovation Awards Honoree for Ocean Medallion™. A revolutionary wearable device that contains a proprietary blend of communication technologies, Ocean Medallion enables the world’s first interactive guest experience platform transforming vacation travel on a large scale into a highly personalized level of customized service. The prestigious CES Innovation Awards honor outstanding design and engineering in consumer technology products.
Additional information can be found on www.carnival.com, www.princess.com, www.hollandamerica.com, www.seabourn.com, www.pocruises.com.au, www.costacruise.com, www.aida.de, www.pocruises.com, and www.cunard.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
1 305 406 7862	1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results
Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this document as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

• Net revenue yields	• Net cruise costs, excluding fuel per available lower berth day
• Booking levels	• Estimates of ship depreciable lives and residual values
• Pricing and occupancy	• Goodwill, ship and trademark fair values
• Interest, tax and fuel expenses	• Liquidity
• Currency exchange rates	• Adjusted earnings per share

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•	World events impacting the ability or desire of people to travel may lead to a decline in demand for cruises

•
Incidents concerning our ships, guests or the cruise vacation industry as well as adverse weather conditions and other natural disasters may impact the satisfaction of our guests and crew and lead to reputational damage

•
Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection and tax may lead to litigation, enforcement actions, fines, penalties, and reputational damage

•
Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and lead to reputational damage

•	Ability to recruit, develop and retain qualified shipboard personnel who live away from home for extended periods of time may adversely impact our business operations, guest services and satisfaction

•	Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs

•	Fluctuations in foreign currency exchange rates may adversely impact our financial results

•	Overcapacity and competition in the cruise and land-based vacation industry may lead to a decline in our cruise sales, pricing and destination options

•	Geographic regions in which we try to expand our business may be slow to develop or ultimately not develop how we expect

•	Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.
Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2019	2018	2019	2018
Revenues
Cruise
Passenger ticket	$3,171	$3,236	$14,104	$13,930
Onboard and other (a)	1,520	1,170	6,331	4,679
Tour and other	91	50	390	272
	4,781	4,456	20,825	18,881
Operating Costs and Expenses
Cruise
Commissions, transportation and other	595	590	2,720	2,590
Onboard and other (a)	481	153	2,101	638
Payroll and related	578	552	2,249	2,190
Fuel	358	453	1,562	1,619
Food	262	261	1,083	1,066
Other ship operating	733	693	2,925	2,807
Tour and other	69	39	268	180
	3,077	2,741	12,909	11,089
Selling and administrative	667	656	2,480	2,450
Depreciation and amortization	554	506	2,160	2,017
	4,297	3,903	17,549	15,556
Operating Income	484	552	3,276	3,325
Nonoperating Income (Expense)
Interest income	7	4	23	14
Interest expense, net of capitalized interest	(49)	(47)	(206)	(194)
Gains on fuel derivatives, net (b)	—	(2)	—	59
Other income (expense), net	(5)	1	(32)	3
	(48)	(44)	(215)	(118)
Income Before Income Taxes	437	508	3,060	3,207
Income Tax Expense, Net	(14)	(14)	(71)	(54)
Net Income	$423	$494	$2,990	$3,152
Earnings Per Share
Basic	$0.62	$0.71	$4.34	$4.45
Diluted	$0.61	$0.71	$4.32	$4.44

Dividends Declared Per Share	$0.50	$0.50	$2.00	$1.95
Weighted-Average Shares Outstanding - Basic	686	698	690	709
Weighted-Average Shares Outstanding - Diluted	688	699	692	710

(a)	Includes the effect of the adoption of new accounting guidance of $317 million and $1.4 billion for the three and twelve months ended November 30, 2019, respectively.

(b)
During the three months ended November 30, 2018, our gains on fuel derivatives, net include net unrealized gains of $4 million and realized (losses) of $(6) million. During the twelve months ended November 30, 2018, our gains on fuel derivatives, net include net unrealized gains of $94 million and realized (losses) of $(35) million.

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	November 30,
	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$518	$982
Trade and other receivables, net	444	358
Inventories	427	450
Prepaid expenses and other (a)	671	436
Total current assets	2,059	2,225
Property and Equipment, Net	38,131	35,336
Goodwill	2,912	2,925
Other Intangibles	1,174	1,176
Other Assets	783	738
	$45,058	$42,401
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Short-term borrowings	$231	$848
Current portion of long-term debt	1,596	1,578
Accounts payable	756	730
Accrued liabilities and other	1,809	1,654
Customer deposits (a)	4,735	4,395
Total current liabilities	9,127	9,204
Long-Term Debt	9,675	7,897
Other Long-Term Liabilities	890	856

Shareholders' Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 657 shares at 2019 and 656 shares at 2018 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2019 and 2018 issued	358	358
Additional paid-in capital	8,807	8,756
Retained earnings	26,653	25,066
Accumulated other comprehensive income (loss)	(2,066)	(1,949)
Treasury stock, 130 shares at 2019 and 129 shares at 2018 of Carnival Corporation and 60 shares at 2019 and 48 shares at 2018 of Carnival plc, at cost	(8,394)	(7,795)
Total shareholders' equity	25,365	24,443
	$45,058	$42,401

(a) Includes the effect of the adoption of new accounting guidance of $154 million as of November 30, 2019.

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2019	2018	2019	2018
STATISTICAL INFORMATION
ALBDs (in thousands) (a) (b)	21,753	21,246	87,424	83,872
Occupancy percentage (c)	104.0%	104.5%	106.8%	106.9%
Passengers carried (in thousands)	3,076	3,014	12,866	12,407
Fuel consumption in metric tons (in thousands)	825	837	3,312	3,296
Fuel consumption in metric tons per thousand ALBDs	37.9	39.4	37.9	39.3
Fuel cost per metric ton consumed	$434	$541	$472	$491
Currencies (USD to 1)
AUD	$0.68	$0.72	$0.70	$0.75
CAD	$0.76	$0.77	$0.75	$0.78
EUR	$1.10	$1.15	$1.12	$1.18
GBP	$1.26	$1.30	$1.27	$1.34
RMB	$0.14	$0.14	$0.14	$0.15

CASH FLOW INFORMATION (in millions)
Cash from operations	$1,062	$1,113	$5,475	$5,549
Capital expenditures	$1,981	$966	$5,429	$3,749
Dividends paid	$346	$352	$1,387	$1,355

Notes to Statistical Information

(a)
ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(b)
For the three months ended November 30, 2019, compared to the three months ended November 30, 2018, we had a 2.4% capacity increase in ALBDs comprised of a 0.1% capacity decrease in our North America and Australia (“NAA”) segment and a 6.8% capacity increase in our Europe and Asia (“EA”) segment.

Our NAA segment’s capacity decrease was caused by:

•	Full period impact from one P&O Cruises (Australia) 1,680-passenger capacity ship removed from service in March 2019

•	Full period impact from one P&O Cruises (Australia) 1,260-passenger capacity ship removed from service in April 2019

•	Full period impact from one Holland America Line 840-passenger capacity ship removed from service in July 2019

These decreases were partially offset by:

•	Full period impact from one Holland America Line 2,670-passenger capacity ship that entered into service in December 2018

•	Partial period impact from one Princess Cruises 3,660-passenger capacity ship that entered into service in October 2019

Our EA segment’s capacity increase was caused by:

•	Partial period impact from one AIDA 5,230-passenger capacity ship that entered into service in December 2018

•	Full period impact from one Costa 4,200-passenger capacity ship that entered into service in March 2019

These increases in our EA segment’s capacity were partially offset by the full period impact from one P&O Cruises (UK) 1,880-passenger capacity ship removed from service in August 2019.

For the twelve months ended November 30, 2019, compared to the twelve months ended November 30, 2018, we had a 4.2% capacity increase in ALBDs comprised of a 1.8% capacity increase in our NAA segment and a 8.6% capacity increase in our EA segment.

Our NAA segment’s capacity increase was caused by:

•	Partial period impact from one Carnival Cruise Line 3,960-passenger capacity ship that entered into service in April 2018

•	Partial period impact from one Seabourn 600-passenger capacity ship that entered into service in May 2018

•	Partial period impact from one Holland America Line 2,670-passenger capacity ship that entered into service in December 2018

•	Partial period impact from one Princess Cruises 3,660-passenger capacity ship that entered into service in October 2019

These increases were partially offset by:

•	Partial period impact from one P&O Cruises (Australia) 1,680-passenger capacity ship removed in March 2019

•	Partial period impact from one P&O Cruises (Australia) 1,260-passenger capacity ship removed in April 2019

•	Partial period impact from one Holland America Line 840-passenger capacity ship removed in July 2019

Our EA segment’s capacity increase was caused by:

•	Partial period impact from one AIDA 5,230-passenger capacity ship that entered into service in December 2018

•	Partial period impact from one Costa 4,200-passenger capacity ship that entered into service in March 2019

These increases were partially offset by:

•	Partial period impact from one P&O Cruises (UK) 700-passenger capacity ship removed from service in March 2018

•	Partial period impact from one Costa 1,300-passenger capacity ship removed from service in April 2018

•	Partial period impact from one P&O Cruises (UK) 1,880-passenger capacity ship removed from service in August 2019

(c) In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows:

	Three Months Ended November 30,			Twelve Months Ended November 30,
(dollars in millions, except yields)	2019	2019 Constant Dollar	2018	2019	2019 Constant Dollar	2018
Passenger ticket revenues	$3,171	$3,219	$3,236	$14,104	$14,409	$13,930
Onboard and other revenues (a)	1,520	1,534	1,170	6,331	6,420	4,679
Gross cruise revenues	4,691	4,753	4,406	20,435	20,828	18,609
Less cruise costs
Commissions, transportation and other	(595)	(604)	(590)	(2,720)	(2,786)	(2,590)
Onboard and other (a)	(481)	(485)	(153)	(2,101)	(2,128)	(638)
	(1,076)	(1,089)	(743)	(4,822)	(4,914)	(3,228)
Net passenger ticket revenues	2,575	2,615	2,646	11,384	11,623	11,340
Net onboard and other revenues	1,039	1,049	1,017	4,230	4,292	4,041
Net cruise revenues	$3,614	$3,665	$3,663	$15,613	$15,915	$15,381
ALBDs	21,752,975	21,752,975	21,245,942	87,424,190	87,424,190	83,872,441

Gross revenue yields	$215.63	$218.51	$207.38	$233.74	$238.25	$221.87
% increase (decrease)	4.0%	5.4%		5.4%	7.4%
Net revenue yields	$166.16	$168.46	$172.42	$178.59	$182.04	$183.38
% increase (decrease)	(3.6)%	(2.3)%		(2.6)%	(0.7)%
Net passenger ticket revenue yields	$118.40	$120.22	$124.55	$130.21	$132.95	$135.21
% increase (decrease)	(4.9)%	(3.5)%		(3.7)%	(1.7)%
Net onboard and other revenue yields	$47.76	$48.24	$47.87	$48.38	$49.09	$48.17
% increase (decrease)	(0.2)%	0.8%		0.4%	1.9%

(a) Includes the effect of the adoption of new accounting guidance of $317 million ($320 million in constant dollar) and $1.4 billion ($1.4 billion in constant dollar) for the three and twelve months ended November 30, 2019, respectively.

	Three Months Ended November 30,			Twelve Months Ended November 30,
(dollars in millions, except yields)	2019	2019 Constant Currency	2018	2019	2019 Constant Currency	2018
Net passenger ticket revenues	$2,575	$2,631	$2,646	$11,384	$11,702	$11,340
Net onboard and other revenues	1,039	1,050	1,017	4,230	4,294	4,041
Net cruise revenues	$3,614	$3,682	$3,663	$15,613	$15,996	$15,381
ALBDs	21,752,975	21,752,975	21,245,942	87,424,190	87,424,190	83,872,441

Net revenue yields	$166.16	$169.25	$172.42	$178.59	$182.98	$183.38
% increase (decrease)	(3.6)%	(1.8)%		(2.6)%	(0.2)%
Net passenger ticket revenue yields	$118.40	$120.97	$124.55	$130.21	$133.86	$135.21
% increase (decrease)	(4.9)%	(2.9)%		(3.7)%	(1.0)%
Net onboard and other revenue yields	$47.76	$48.28	$47.87	$48.38	$49.12	$48.17
% increase (decrease)	(0.2)%	0.9%		0.4%	2.0%

(See Explanations Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended November 30,			Twelve Months Ended November 30,
(dollars in millions, except costs per ALBD)	2019	2019 Constant Dollar	2018	2019	2019 Constant Dollar	2018
Cruise operating expenses (a)	$3,007	$3,042	$2,702	$12,641	$12,862	$10,910
Cruise selling and administrative expenses	660	668	650	2,452	2,496	2,422
Gross cruise costs	3,667	3,710	3,352	15,093	15,359	13,332
Less cruise costs included above
Commissions, transportation and other	(595)	(604)	(590)	(2,720)	(2,786)	(2,590)
Onboard and other (a)	(481)	(485)	(153)	(2,101)	(2,128)	(638)
Gains (losses) on ship sales and impairments	5	5	—	16	17	38
Restructuring expenses	(10)	(10)	(1)	(10)	(10)	(1)
Other	—	—	(1)	(43)	(43)	(2)
Net cruise costs	2,586	2,616	2,607	10,234	10,409	10,139
Less fuel	(358)	(358)	(453)	(1,562)	(1,562)	(1,619)
Net cruise costs excluding fuel	$2,228	$2,259	$2,154	$8,672	$8,847	$8,521
ALBDs	21,752,975	21,752,975	21,245,942	87,424,190	87,424,190	83,872,441

Gross cruise costs per ALBD	$168.58	$170.55	$157.76	$172.64	$175.68	$158.96
% increase (decrease)	6.9%	8.1%		8.6%	10.5%
Net cruise costs excluding fuel per ALBD	$102.44	$103.83	$101.39	$99.20	$101.20	$101.59
% increase (decrease)	1.0%	2.4%		(2.4)%	(0.4)%

(a) Includes the effect of the adoption of new accounting guidance of $317 million ($320 million in constant dollar) and $1.4 billion ($1.4 billion in constant dollar) for the three and twelve months ended November 30, 2019, respectively.

	Three Months Ended November 30,			Twelve Months Ended November 30,
(dollars in millions, except costs per ALBD)	2019	2019 Constant Currency	2018	2019	2019 Constant Currency	2018
Net cruise costs excluding fuel	$2,228	$2,262	$2,154	$8,672	$8,858	$8,521
ALBDs	21,752,975	21,752,975	21,245,942	87,424,190	87,424,190	83,872,441

Net cruise costs excluding fuel per ALBD	$102.44	$103.98	$101.39	$99.20	$101.32	$101.59
% increase (decrease)	1.0%	2.6%		(2.4)%	(0.3)%

(See Explanations of Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

	Three Months Ended November 30,		Twelve Months Ended November 30,
(in millions, except per share data)	2019	2018	2019	2018
Net income
U.S. GAAP net income	$423	$494	$2,990	$3,152
Unrealized (gains) losses on fuel derivatives, net	—	(4)	—	(94)
(Gains) losses on ship sales and impairments	(5)	—	(6)	(38)
Restructuring expenses	10	1	10	1
Other	—	1	47	8
Adjusted net income	$427	$492	$3,041	$3,029
Weighted-average shares outstanding	688	699	692	710

Earnings per share
U.S. GAAP earnings per share	$0.61	$0.71	$4.32	$4.44
Unrealized (gains) losses on fuel derivatives, net	—	(0.01)	—	(0.13)
(Gains) losses on ship sales and impairments	(0.01)	—	(0.01)	(0.05)
Restructuring expenses	0.01	—	0.01	—
Other	—	—	0.07	0.01
Adjusted earnings per share	$0.62	$0.70	$4.40	$4.26

Explanations of Non-GAAP Financial Measures

Non-GAAP Financial Measures

We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs excluding fuel per ALBD, adjusted net income and adjusted earnings per share as non-GAAP financial measures of our cruise segments’ and the company’s financial performance. These non-GAAP financial measures are provided along with U.S. GAAP gross cruise revenues per ALBD (“gross revenue yields”), gross cruise costs per ALBD and U.S. GAAP net income and U.S. GAAP earnings per share.

Net revenue yields and net cruise costs excluding fuel per ALBD enable us to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements.

Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these unrealized gains and losses.

We believe that gains and losses on ship sales, impairment charges, restructuring and other expenses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for gains and losses on ship sales, impairment charges, and restructuring and other non-core gains and charges to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these items.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs.

Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs.

Net cruise costs excluding fuel per ALBD is the measure we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues as well as fuel expense to calculate net cruise costs without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. Substantially all of our net cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs without fuel or forecasted U.S. GAAP net income to forecasted adjusted net income or forecasted U.S. GAAP earnings per share to forecasted adjusted earnings per share because preparation of meaningful U.S. GAAP forecasts of gross cruise revenues, gross cruise costs, net income and earnings per share would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains or losses on ships sales, restructuring expenses and other non-core gains and charges.

Constant Dollar and Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

We report net revenue yields, net passenger revenue yields, net onboard and other revenue yields and net cruise costs excluding fuel per ALBD on a “constant dollar” and “constant currency” basis assuming the 2019 periods’ currency exchange rates have remained constant with the 2018 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant dollar reporting removes only the impact of changes in exchange rates on the translation of our operations.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations (as in constant dollar) plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

Examples:

•
The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•
Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.